STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "**Agreement**") is made and entered into effective as of August 22, 2017, between and among **Global Bridge Capital, Inc.**, a Delaware corporation ("**Purchaser**"); **Phillip David Huber**, a North Carolina resident ("**Seller**"); and **C.E. Hutchison & Company** (d/b/a The Hutchison Company), a North Carolina corporation ("**Company**").

RECITALS

WHEREAS, Company was incorporated on August 13, 2008, (the "**Incorporation Date**") to engage in the broker-dealer business (the "**Business**"), and holds the required Licenses to conduct such Business; and

WHEREAS, Seller collectively owns good and marketable record title to, and all beneficial interest in, all of the issued and outstanding shares of capital stock of Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the issued and outstanding shares of capital stock of Company, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals and the mutual promises, representations, warranties, covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions of Certain Terms. In this Agreement, the following terms are used with the meanings assigned below:

"**Affiliate**" means, with respect to any Person, (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such other Person, (ii) any officer, director, manager, employee, agent or representative or direct or indirect beneficial or record owner of any equity or voting interest, of such Person and (iii) in the case of a Person who is a natural Person, such Person's spouse or child. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"**Agents**" has the meaning assigned in Section 6.1.

"**Applicable Order**" means, with respect to any Person, all judgments, injunctions, writs, decrees, rulings, assessments, orders, administrative decisions and arbitration awards of any Governmental Authority or arbitral body, in each case legally binding on such Person or on any of such Person's properties or assets.

"**Balance Sheet**" means the balance sheet of Company as at the Balance Sheet Date.

"**Balance Sheet Date**" means July 31, 2017.

"**Books and Records**" means all books, records, original documents, files and papers maintained by Company, whether in hard copy or electronic format.

"**Business Day**" means any day other than a Saturday, Sunday or a day on which national banking institutions located in Atlanta, Georgia generally are authorized or required by law or executive order to close.

"**CRD**" means the Central Registration Depository, also known as Web CRD, maintained by FINRA.

"**Closing**" means the closing of the sale, assignment and transfer of the Shares from Seller to Purchaser and the consummation of the other transactions contemplated herein related thereto.

"Closing Balance Sheet" shall mean a balance sheet of the Company dated as of the Closing Date to be provided by the Company to the Purchasers at Closing.

"**Closing Date**" has the meaning assigned in Section 3.1(a).

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Constituent Documents**" means the charter, certificate or articles of incorporation and bylaws of a corporation, the certificate of limited partnership and partnership agreement of a limited partnership, the certificate of organization and operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

"**Contract**" means, with respect to any Person, any contract, agreement, undertaking, understanding, obligation, indenture, mortgage, deed to secure debt, deed of trust or other instrument or document by which that Person, or any of its properties or assets, is bound, whether written or oral.

"**Default**" means (i) a breach of, default under or misrepresentation in or with respect to, any Contract or License, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under or misrepresentation in or with respect to, any Contract or License, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate, any Contract or License, or to accelerate, increase or impose any Liability under any Contract or License.

"**Deposit**" has the meaning assigned in Section 2.5(a).

"**Due Diligence Cure Date**" has the meaning assigned in Section 3.5.

"**Due Diligence Decision Date**" has the meaning assigned in Section 3.5.

"**Due Diligence Notice**" has the meaning assigned in Section 3.5.

"**Escrow Agent**" has the meaning assigned in Section 2.5(a).

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**FINRA**" means the Financial Industry Regulatory Authority.

"**FINRA Approval**" means the receipt of approval or nonobjection from FINRA related to the FINRA CMA, as described in Section 7.1(b) below.

"**FINRA CMA**" has the meaning assigned in Section 6.3.

"**Form BD**" has the meaning assigned in Section 4.13(b).

"**GAAP**" means generally accepted accounting principles in the United States of America, consistently applied.

"**Governmental Authority**" means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, and also includes any Self-Regulatory Organization.

"**Knowledge**" means, in the case of Company and Seller, the actual knowledge of Seller after reasonable inquiry.

"**Legal Proceedings**" means any judicial, administrative or arbitral actions, suits, investigations, inquiries, proceedings, claims (including counterclaims), mediations, hearings or audits by or before, or otherwise involving, a Governmental Authority or arbitral body.

"**Liability**" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

"**Licenses**" means any approvals, authorizations, consents, licenses, permits, franchises or certificates of a Governmental Authority, and all amendments or supplements to any of the foregoing.

"**Lien**" means any mortgage, deed to secure debt, deed of trust, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest.

"**Losses**" means, collectively, any and all demands, obligations, deficiencies, fines, fees, penalties, interest, assessments, judgments, losses, damages, liabilities, settlements, Taxes, costs and expenses (including, without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) reasonable attorneys' fees and expenses necessary to enforce rights to indemnification hereunder and (iii) reasonable consultants' fees and other costs of defense or investigation); but excluding punitive, special and exemplary damages, except in each of the foregoing cases, solely to the extent any such damages are payable pursuant to a claim by a Third Party.

"**Material Adverse Effect**" means, with respect to Company, a material adverse change in or a material adverse effect upon, the business, assets, properties, results of operations, or condition (financial or otherwise) of Company, or a material impairment of the ability of Company to consummate the transactions described in, or to perform its obligations under, this Agreement and the Seller Documents.

"**Material Restrictions**" has the meaning assigned in Section 7.1(b).

"**Minimum Net Capital**" has the meaning assigned in Section 4.13(e).

"**Net Capital Account**" has the meaning assigned in Section 4.13(e).

"**Open Projects**" has the meaning assigned in Section 6.2(a)(i).

"**Outside Date**" has the meaning assigned in Section 3.2(b).

"**Permitted Liens**" means Liens for Taxes not yet due and payable, and other Liens arising by operation of law, which Liens do not in any case materially and adversely affect the Company's title or use of its assets.

"**Person**" means any individual, corporation, trust, partnership, association, limited liability company, firm, unincorporated organization or similar organization or entity, or any Governmental Authority or body.

"**Purchase Price**" has the meaning assigned in Section 2.2

"**Purchaser Documents**" has the meaning assigned in Section 5.2.

"**Registered Representative**" has the meaning assigned in Section 6.10.

"**Regulatory Fees**" has the meaning assigned in Section 6.2(b).

"**Requirement of Law**" means, with respect to any Person, any law, statute, code, ordinance, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority or other legal requirements, including common law, in each case legally binding on that Person or any of its properties or assets.

"**SEC**" means the United States Securities and Exchange Commission.

"**Self-Regulatory Organization**" means any association, commission, board or agency that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, and includes FINRA.

"**Seller Documents**" has the meaning assigned in Section 4.5.

"Shareholders' Equity" shall mean the difference between the assets and the Liabilities reflected on the Closing Balance Sheet.

"**Shares**" means 50,000 shares of the issued and outstanding common stock of Company, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of Company.

"**SIPC**" means the Securities Investor Protection Corporation.

"**Stock Powers"** has the meaning assigned in Section 2.3.

"**Tax**" or "**Taxes**" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, surcharges, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in

clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of a Requirement of Law or otherwise.

"**Taxing Authority**" means the Internal Revenue Service or any other Governmental Authority responsible for the administration of any Tax.

"**Tax Return**" means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

"**Third Party**" means any Person other than a party hereto or an Affiliate of a party hereto.

"**Transaction Expenses**" has the meaning assigned in Section 10.2.

"**Treasury Regulation**" means a provision of the final or temporary regulations promulgated under the Code by the United States Department of the Treasury.

1.2 Interpretation.

(a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Sections, Exhibits or Schedules are to the Recital or Section of, or Exhibit or Schedule to, this Agreement, and any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii) to any Governmental Authority include any successor to that Governmental Authority; and

(iv) to this Agreement are to this Agreement and the Exhibits and Schedules hereto, taken as a whole.

(b) The headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(d) Whenever the words "herein", "hereof" or "hereunder" are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(f) Nothing in any Schedule attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail (and in terms of Liabilities, quantifies the amount thereof with specificity). Disclosure of any fact or item in any Schedule attached hereto shall be deemed to have been disclosed with respect to every other Section in the Agreement to the extent it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer the Shares to Purchaser, and Purchaser shall purchase the Shares from Seller.

2.2 Purchase Price. The purchase price for the Shares (the "**Purchase Price**") shall be equal to (a) the Shareholders' Equity, plus (b) $75,000.00. On the Closing Date Purchaser shall pay Seller the Purchase Price by check or wire transfer of immediately available funds to one or more accounts selected by Seller.

2.3 Delivery of Certificates for Shares. At the Closing, Seller shall deliver to Purchaser stock certificates, duly endorsed in blank or accompanied by duly executed powers of attorney to transfer stock (the "**Stock Powers**"), representing the applicable Shares being sold, assigned and transferred.

2.4 Tax Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, or under any Requirement of Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding were made.

2.5 Deposit.

(a) Contemporaneously with the execution of this Agreement, Purchaser is depositing with Seller the sum of $15,000 (the "**Deposit**") by check or wire transfer of immediately available funds to the escrow account of Davis Gillett Mottern & Sims, LLC (the "**Escrow Agent**"), and Evidence of such Deposit shall be provided to Seller promptly following execution of this Agreement.

(b) Except as otherwise provided in the remainder of this Section 2.5, the Deposit shall be applied to the payment of the Purchase Price at the Closing.

(c) If this Agreement is terminated by Purchaser pursuant to the terms of Section 3.5, the Escrow Agent shall immediately remit the entire Deposit to Purchaser by wire transfer of immediately available funds to one or more accounts selected by Purchaser.

(d) If this Agreement is not terminated by Purchaser pursuant to Section 3.5, then promptly after the last day for termination pursuant to Section 3.5 the Escrow Agent shall remit the entire Deposit to the Seller by wire transfer of immediately available funds to one or more accounts selected by Seller.

ARTICLE III

CLOSING; TERMINATION; RESCISSION

3.1 Closing.

(a) The Closing shall be held at the offices of Davis Gillett Mottern & Sims, LLC, located in Atlanta, Georgia, or remotely via the exchange of documents and signatures, on a date specified by the parties (the "**Closing Date**"), which date shall not be later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Purchaser and Seller.

(b) At the Closing, Company and Seller shall deliver to Purchaser:

(i) the Shares and the applicable Stock Powers, as described in Section 2.3 above;

(ii) copies of resolutions of the Board of Directors of Company, certified by the Secretary of Company, as to the authorization of this Agreement, the Seller Documents and all of the transactions contemplated hereby;

(iii) a certificate of existence for Company dated not more than five (5) Business Days prior to the Closing Date for the State of North Carolina;

(iv) the documents described in Section 7.2 hereof, and all other Seller Documents related to the Closing;

(v) resignations of all members of the Board of Directors of Company effective as of the Closing;

(vi) the Closing Balance Sheet; and

(vii) such other documents as Purchaser may reasonably request.

(c) At the Closing, Purchaser shall deliver to Seller:

(i) the Purchase Price, as described in Section 2.2 above, less the Deposit;

(ii) copies of resolutions of the Board of Directors of Purchaser, certified by the Secretary of Purchaser, as to the authorization of this Agreement, the Purchaser Documents and all of the transactions contemplated hereby;

(iii) a certificate of existence for Purchaser dated not more than five (5) Business Days prior to the Closing Date for the State of Delaware;

(iv) the documents described in Section 7.3 hereof, and all other Purchaser Documents related to the Closing; and

(v) such other documents as Seller may reasonably request.

3.2 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Seller, Company and Purchaser;

(b) by Purchaser by written notice to Seller and Company:

(i) if Seller or Company are in material breach of any covenant, representation or warranty contained in this Agreement or any Seller Document and such breach has not been cured (or is not capable of being cured prior to the Outside Date) within ten (10) Business Days following the delivery of notice of such breach to Seller, upon the delivery by Purchaser of a written notice of termination to Seller (which notice of termination must be delivered to Seller no later than seven (7) days after the expiration of such ten (10) Business Day cure period); provided, however, that Purchaser shall not have any such right of termination if Purchaser is in material breach of any of its covenants, representations or warranties contained in this Agreement or any Purchaser Document at the time of such proposed termination; or

(ii) if any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions shall not be, fulfilled within nine (9) months after the date of this Agreement (the "**Outside Date**"), unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided that the Purchaser may extend the Outside Date for up to three (3) months in the event the Purchaser has filed the FINRA CMA and is working in good faith to resolve any comments or objections that FINRA has raised;

(c) by Seller by written notice to Purchaser:

(i) if Purchaser is in material breach of any covenant, representation or warranty contained in this Agreement or any Purchaser Document and such breach has not been cured (or is not capable of being cured prior to the Outside Date) within ten (10) Business Days following the delivery of notice of such breach to Purchaser, upon the delivery by Seller of a written notice of termination to Purchaser (which notice of termination must be delivered to Purchaser no later than seven (7) days after the expiration of such ten (10) Business Day cure period); provided, however, that Seller shall not have any such right of termination if Seller or Company are in material breach of any of their respective covenants, representations or warranties contained in this Agreement or any Seller Document at the time of such proposed termination; or

(ii) if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller or Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;

(d) by Purchaser, Seller or Company in the event that (i) there shall be any Requirement of Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Applicable Order restraining or enjoining the transactions contemplated by this Agreement, and such Applicable Order shall have become final and non-appealable.

3.3 Procedure upon Termination. In the event of termination by Seller, Company or Purchaser, or all of them, pursuant to Section 3.2 hereof, the transactions described in this Agreement shall be abandoned, without further action by any party hereto.

3.4 Effect of Termination. Upon the termination of this Agreement in accordance with Section 3.2 hereof, the parties shall be relieved of any further obligations under this Agreement; provided, that no such termination shall relieve any party hereto from liability for any willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement; and except that Sections 2.5, 6.6, 6.8 and Article IX hereof shall survive any such termination and shall remain valid and binding obligations of the parties after such termination.

3.5 Due Diligence Review. Upon execution of this Agreement, Seller and Company shall make available to Purchaser and its Agents all financial, accounting, legal, tax, regulatory and other business records of Company as are reasonably available to the Company and the Seller. Within thirty (30) days after the date of this Agreement, Purchaser shall notify Seller and Company in writing of any circumstance of which Purchaser becomes aware that is or could be a violation of any representation or warranty made by Seller or Company herein (a "**Due Diligence Notice**"). Company and Seller will have ten (10) days after receipt of the Due Diligence Notice ("**Due Diligence Cure Date**") to cure the circumstances identified in the Due Diligence Notice, or provide reasonable assurance that such circumstances will be cured on or before the date of the Closing; provided that if any circumstance identified in the Due Diligence Notice is a monetary amount that is less than the Purchase Price, Seller may, at their option, provide for the cure of such circumstance by deducting the monetary amount from the Purchase Price. In the event Seller is unable or unwilling to cure any circumstance identified in the Due Diligence Notice, then Purchaser shall have five (5) days after the Due Diligence Cure Date (the "**Due Diligence Decision Date**") to notify Seller in writing of Purchaser's decision to either (a) terminate this Agreement pursuant to Section 3.2(b) or 3.2(d), as applicable, or (b) waive the due diligence condition to closing and proceed to Closing. In the event Purchaser fails to notify Seller of its decision with regard to a Due Diligence Notice by the Due Diligence Decision Date, Purchaser will be deemed to have elected option (b) in the preceding sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Seller and Company hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement, and as of the Closing Date, as follows:

4.1 Existence and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Company has the corporate power and

authority to own or lease its assets and to carry on its business, and is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization. The Company is not in violation or in default of any of the provisions of its Constituent Documents.

4.2 No Subsidiaries. Company does not own and has never owned, directly or indirectly, any capital stock or other equity securities of any Person.

4.3 Corporate Records. Seller has delivered to Purchaser true, correct and complete copies of the articles of incorporation (certified by the Secretary of State of the State of North Carolina) and bylaws (certified by the Secretary) of Company, in each case as amended and in effect on the date hereof. The minute books of Company previously made available to Purchaser are true, correct and complete in all material respects and accurately reflect in all material respects all other corporate action of the shareholders and Board of Directors (including committees thereof) of Company. The stock certificate books and transfer ledgers of Company previously made available to Purchaser are true, correct and complete.

4.4 Capitalization. Seller owns good and marketable record title to and all beneficial interest in all of the Shares, free and clear of all Liens. All of the Shares are validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of Company. There are no options, warrants, call rights, preemptive rights or other rights of any kind to purchase or acquire (upon conversion, exchange or otherwise), or any restriction upon the voting or transfer of, any shares of capital stock or other securities of, or other ownership interests in, Company, other than transfer restrictions required by state and federal securities laws. Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any shares of capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, equity participation or similar rights with respect to Company. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote on or consent to (or, convertible into, or exchangeable for, securities having the right to vote on or consent to) any matters on which shareholders of Company may vote.

4.5 Authorization and Validity. This Agreement and each other agreement, document, assignment, instrument or certificate contemplated by this Agreement and to be executed and/or delivered by Seller or Company in connection with the transactions contemplated hereby (collectively, the "**Seller Documents**"), and the consummation of each of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller and Company. Each of Company and each Seller has the requisite corporate and other power and legal authority to execute and deliver this Agreement and each of the Seller Documents to which it or he is a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents to which Company and/or Seller are parties shall be at or prior to the Closing, duly and validly executed and delivered by Company and/or Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes and each other Seller Document to which Company and/or Seller are parties when so executed and delivered shall constitute legal, valid and binding obligations of Company and/or Seller, as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles. The Board of Directors of Company has unanimously adopted resolutions approving and declaring advisable this Agreement, the Seller Documents and the other transactions contemplated by this Agreement.

4.6 Governmental and Third Person Consents. Except as set forth on Schedule 4.6, no notices, reports or other filings are required to be made by Company or by Seller with, nor are any consents, registrations, approvals, Applicable Orders, Licenses or authorizations required to be obtained by Company or by Seller from, any Governmental Authority or any other Person in connection with the execution, delivery or performance of this Agreement and the other Seller Documents by Company and Seller or the consummation by any of them of the transactions contemplated hereby and thereby.

4.7 No Conflicts. The execution, delivery and performance by Company and Seller of this Agreement and each of the other Seller Documents to which any of them is a party do not and shall not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Company and Seller with any of the provisions of this Agreement and the Seller Documents do not and shall not:

(a) create any Lien on the capital stock, properties or assets of Company; or

(b) conflict with or result in any Default under any provision of (i) the Constituent Documents of Company, (ii) any Requirement of Law or Applicable Order, assuming receipt of all necessary consents and approvals of all Persons, including Governmental Authorities, or (iii) any Contract or License of, or binding on, Company or by which any of the properties or assets of Company is bound, assuming receipt of all necessary consents and approvals of all Persons, including Governmental Authorities.

4.8 Balance Sheet; Books and Records. The Company's Balance Sheet as of the Balance Sheet Date is attached hereto as Schedule 4.8. The Balance Sheet is complete and correct in all material respects and fairly presents the assets, Liabilities and financial condition of Company as of the Balance Sheet Date, was prepared in accordance with GAAP (subject to normal audit adjustments, the lack of footnotes and other presentation items), and is consistent with the Books and Records of Company. As of the Closing Date, the Closing Balance Sheet will be complete and correct in all material respects and will fairly present the assets, Liabilities and financial condition of Company as of the Closing Date, will be prepared in accordance with GAAP (subject to normal audit adjustments, the lack of footnotes and other presentation items), and will be consistent with the Books and Records of Company. All Books and Records of Company are accurate and complete in all material respects as of the date of this Agreement and are maintained in accordance with commercially reasonable business practice and, to the Company's Knowledge, in accordance with applicable Requirements of Law.

4.9 Title to and Sufficiency of Assets. All assets of Company are listed on the Balance Sheet attached hereto pursuant to Section 4.8. Company owns good and marketable title to all of its assets, free and clear of any Liens other than Permitted Liens. The tangible assets of Company are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are currently put. Such assets are not currently in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.10 No Undisclosed Liabilities. Company has no Liabilities that are not reflected on the Balance Sheet or Closing Balance Sheet, and to the Knowledge of the Company and the Seller there is no basis for any present or future Legal Proceeding against Company giving rise to any such Liability.

4.11 Litigation. There are no Legal Proceedings now pending or, to the Knowledge of Company and Seller, threatened against or affecting Company or any of its properties or assets, or which would question the validity or enforceability of this Agreement or any Seller Document or any action contemplated herein or therein. There are no outstanding or unsatisfied Applicable Orders in any

proceeding to which Company is a party or which apply to Company's properties or assets. Company is not the subject of any settlement agreement or stipulation.

4.12 Compliance with Requirements of Law; Licenses.

(a) Company is in material compliance with all Requirements of Law.

(b) Company has all Licenses and has made all filings, applications and registrations with all Governmental Authorities that are necessary for it to own its properties and assets and to carry on the Business as presently conducted. All such Licenses, filings, applications and registrations are valid and in full force and effect. Company is in compliance in all material respects with the requirements of such Licenses and is not otherwise in Default thereunder.

(c) Company has not received any notice from any Governmental Authority that (i) alleges any material noncompliance with or failure to obtain any License, or failure to make any filings, applications or registrations, described above, or (ii) alleges any noncompliance with any Requirement of Law.

(d) Assuming receipt of all necessary consents and approvals of all Persons, including Governmental Authorities, none of the Licenses shall be impaired or in any way adversely affected by the consummation of the transactions contemplated by this Agreement.

4.13 Certain Broker-Dealer Matters.

(a) Company is a broker-dealer registered with the SEC pursuant to Section 15 of the Exchange Act and with the State of North Carolina, and all such registrations are in full force and effect. To the Knowledge of Company and Seller, Company is not required to register as a broker-dealer, or otherwise to obtain a License, with any other Governmental Authority.

(b) Company is a member of FINRA. Company has made available to Purchaser a copy of its currently effective Form BD as filed by Company with the SEC ("**Form BD**"). The information contained in such Form BD was complete and accurate as of the time of filing thereof and remains complete and accurate as of the date hereof. Other than as disclosed on Form BD, there has not been, since the Incorporation Date and through the date of this Agreement, nor as of the date of this Agreement is there currently pending or, to the Knowledge of Company and Seller, threatened, any disciplinary proceeding undertaken by FINRA concerning Company or any of its officers, directors, partners, employees, registered principals or registered representatives.

(c) Each of the respective officers, directors, partners, employees or independent contractors of Company who is required to be registered as a principal, a registered representative, investment banking representative or a salesperson (or any limited subcategory thereof) with the SEC, the State of North Carolina or the securities commission or similar authority of any other Governmental Authority, is duly registered as such and such registrations are in full force and effect as of the date of this Agreement. Schedule 4.13(c) contains a complete list of all such registrations described above. To the Knowledge of the Company and the Seller all such registrations have been complied with in all material respects, and such registrations as currently filed, and all periodic and other reports required to be filed with respect thereto, are accurate and complete as of the date of this Agreement. The information contained in such registrations was true and complete in all material respects as of the date of the filing thereof, and

timely amendments were filed, as necessary, to correct or update any information reflected in such registrations.

(d) Company is duly registered with SIPC and has paid or has made adequate provision for the payment of all SIPC assessments as of and through December 31, 2017.

(e) Company has been and is in compliance with the applicable net capital provisions of the Exchange Act and applicable rules of Self-Regulatory Organizations addressing net capital requirements including, without limitation, all applicable regulatory net capital requirements (including any applicable "early warning" and "expansion-contraction" capital requirements). In furtherance of the foregoing, the Exchange Act and the applicable rules of FINRA require Company to maintain "net capital" (as that term is defined under Rule 15c3-1 of the Exchange Act) of at least $5,000 (the "**Minimum Net Capital**"). Company has at all times maintained in the bank account identified in Schedule 4.13(e) (the "**Net Capital Account**") an amount of immediately available funds that is not less than the Minimum Net Capital.

(f) Company has maintained records in compliance in all material respects with the requirements of Section 17 of the Exchange Act and applicable rules of FINRA, and has maintained its records in accordance therewith.

(g) Other than as disclosed in Form BD, neither Company nor any of its employees or "associated persons" (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable Requirements of Law. To the Knowledge of the Company and the Seller no such disciplinary proceeding or order is pending or threatened. Neither Company nor any of its employees or associated persons has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed in Form BD, Company is not now and has never been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act). None of Company's employees or associated persons are or have been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act).

(h) As of the date of this Agreement, Company owes no fees or assessments to any Self-Regulatory Organization for which bills have been received by it.

(i) Company has in effect as of the date of this Agreement a blanket broker-dealer fidelity bond as summarized in Schedule 4.13(i).

(j) Except as disclosed in Form BD, Company has filed all FOCUS Reports required to be filed by it since the Incorporation Date. The financial statements of Company included in such FOCUS Reports have been prepared in conformity with GAAP and present fairly, in all material respects, the financial position of Company at the respective dates thereof.

(k) Except as disclosed in Form BD, Company has filed all other registrations, declarations, reports, notices, forms and other filings required to be filed by it since the Incorporation Date with the SEC, FINRA or any other Governmental Authority, and all amendments or supplements to any of the foregoing; and all information contained therein, including the information provided by Company to the Central Registration Depository with

respect to the employees of Company (including any Form BD, Form U4 or Form U5), is true, accurate and complete in all material respects as of the date of this Agreement.

4.14 Investment Advisory Activities. The conduct of the Business, as conducted prior to the Closing, has not required Company or any of its officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Requirements of Law of any Governmental Authority.

4.15 Taxes. Except as disclosed on Schedule 4.15, all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets with respect to Taxes, other than Permitted Liens. The provision for Taxes, if any, on the books of the Company is adequate for all years not closed by applicable statutes, and for its current fiscal year, and the Seller has no knowledge of any deficiency or additional assessment in connection therewith not provided for on the Company's books. No audit of the Tax Returns of or including the Company by a government or taxing authority is in process, nor, to the Seller's knowledge, pending or threatened. The Company is not a party to any action or proceeding for assessment or collection of taxes, nor has such event been asserted or threatened against the Company or any assets thereof.

4.16 Insurance. Company has no insurance policies.

4.17 Banks. Schedule 4.17 contains a complete and correct list of the names and locations of all banks and financial institutions in which Company has accounts and the names of all persons authorized to draw thereon or to have access thereto.

4.18 No Brokers or Finders. Except as set forth on Schedule 4.18, neither Company nor the Seller has any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly to any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby.

4.19 Affiliate Transactions. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner other than for (i) payment of salary or consulting fees for services rendered, or (ii) reimbursement for expenses incurred on behalf of the Company.

4.20 Legal proceedings. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign). Neither the Company nor any director or officer thereof is or has been the subject of any Legal Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of

breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC, FINRA, the State of North Carolina or any state securities agency involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act. No claims have been made against the Company or its insurers alleging breach of contract, personal injury, death or economic damages, punitive or exemplary damages, contribution or indemnification and, to the Knowledge of the Seller, no such claim has been threatened.

4.21 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article IV (including the related portions of the Schedules), the Seller Documents and any certificate or other agreement delivered pursuant hereto or thereto, neither Seller, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, and the Company and Seller hereby disclaim any such representation or warranty.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Company and Seller as of the date of this Agreement, and as of the Closing Date, as follows:

5.1 Existence and Authority. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power and authority to carry on its business as currently conducted and to own, lease and operate its assets.

5.2 Authorization and Validity. This Agreement and each other agreement, document, assignment, instrument or certificate contemplated by this Agreement and to be executed and/or delivered by Purchaser in connection with the transactions contemplated hereby (collectively, the "**Purchaser Documents**"), and the consummation of each of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Purchaser. Purchaser has the requisite corporate power and legal authority to execute and deliver this Agreement and each of the Purchaser Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Documents to which Purchaser is a party shall be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company and Seller) this Agreement constitutes and each other Purchaser Document to which Purchaser is a party when so executed and delivered shall constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles.

5.3 Governmental and Third Person Consents. Except as set forth on Schedule 5.3, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, Applicable Orders, Licenses or authorizations required to be obtained by Purchaser from, any Governmental Authority or any other Person in connection with the execution, delivery or performance of this Agreement and the other Purchaser Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby.

5.4 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and each of the other Purchaser Documents to which Purchaser is a party does not and shall not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Purchaser with any of the provisions of this Agreement and the Purchaser Documents does not and shall not:

(a) create any Lien on the properties or assets of Purchaser; or

(b) conflict with or result in any Default under any provision of (i) the Constituent Documents of Purchaser, (ii) any Requirement of Law or Applicable Order, or (iii) any Contract or License of, or binding on, Purchaser or by which any of the properties or assets of Purchaser is bound.

5.5 Litigation. There are no Legal Proceedings pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser that question the validity or enforceability of this Agreement, the Purchaser Documents or any action contemplated herein or therein.

5.6 No Brokers or Finders. Purchaser has no Liability for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly to any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby.

5.7 Information Provided. Any and all information provided by Purchaser pursuant to Section 6.3 shall be true, correct and complete as of the date the Purchaser provides such information to the Seller or the Company. In the event that such information subsequently becomes untrue, incorrect, or incomplete, Purchaser shall provide the Company and the Seller with such updated information.

5.8 Investment. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

5.9 Independent Investigation; Disclaimer of Other Representations. As provided for by Sections 3.5 and 6.1 herein, Purchaser expects to conduct its own independent investigation, review and analysis of the Business, results of operations, condition (financial or otherwise) and assets of Company, and expects to be provided with adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of Company for such purpose. Purchaser acknowledges and agrees that (i) in making any decision to consummate the transactions contemplated hereby, it will have relied solely upon its own investigation and the express representations and warranties of Seller and Company set forth in Article IV (including the related portions of the Schedules), and (ii) none of Seller, Company or any other Person has made any other express or implied representation or warranty, either written or oral, on behalf of Seller or Company except as expressly set forth in Article IV of this Agreement (including the related portions of the Schedules). Purchaser specifically disclaims that it has relied, or will rely, upon any such other representations or warranties that may have been made by any Person, and acknowledges that Seller and Company and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person.

ARTICLE VI

COVENANTS

6.1 Access to Information. Prior to the Closing Date, Purchaser and its employees, directors, shareholders, accountants, legal counsel and other representatives and agents (collectively, the "**Agents**"), to the extent permitted by applicable Requirements of Law, shall be permitted full access to the assets, properties, businesses, facilities, operations and personnel of Company, and to the Books and Records, and shall be permitted to make copies of such Books and Records, for the purpose of making such accounting, financial, business, legal, tax and audit investigations or examinations as are reasonably deemed necessary by Purchaser and/or such Agents. Any such investigation and examination shall be conducted during regular business hours, at such times as are mutually agreed upon by the Company and the Purchaser and under reasonable circumstances and shall be subject to restrictions under Requirements of Law. Company shall and shall use commercially reasonable efforts to cause its employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and such Agents in connection with such investigation and examination. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby will be subject to the confidentiality obligations set forth in Section 6.8.

6.2 Conduct of the Business prior to the Closing.

(a) Prior to the Closing, except (1) as otherwise required by any applicable Requirement of Law, (2) as otherwise contemplated by this Agreement or (3) with the prior written consent of Purchaser:

(i) Company shall not conduct any business outside of the ordinary course of business; provided that Company is expressly permitted to continue work on, and to provide customary Business services with respect to, the matters set forth on Schedule 6.2(a)(i) (the "**Open Projects**"); provided that to the extent Company enters into any new Open Projects between the date of this Agreement and the Closing Date, Company shall promptly provide Purchaser with an updated to Schedule 6.2(a)(i) to reflect such new Open Projects;

(ii) Company shall continue to obtain and maintain the Licenses and otherwise comply with all Requirements of Law and all requirements of all applicable Governmental Authorities, including but not limited to the applicable net capital provisions of the Exchange Act and the applicable rules of FINRA addressing net capital requirements. In furtherance of the foregoing, Company shall at all times maintain in the Net Capital Account a total amount of immediately available funds that is not less than the Minimum Net Capital;

(iii) Company shall maintain all of the assets and properties of, or used by, Company in their current condition, ordinary wear and tear in the ordinary course of business excepted;

(iv) Company shall maintain the Books and Records in the ordinary course of business;

(v) Other than as specifically permitted in this Agreement, Company shall not declare, set aside, make or pay any dividend or other distribution in respect of any Shares other than pursuant to a distribution of cash currently available in the accounts set forth on Schedule 4.17 or by virtue of cash flow accruing to the Company as a result of the activities permitted in accordance with this Section 6.2(a) (including the permitted business activities

undertaken in connection with the matters set forth on Schedule 6.2(a)(i)), provided that under no circumstances shall Company make any cash or noncash distribution which would cause Company to violate its net capital requirements;

(vi) Company shall not issue or sell any capital stock or other securities of, or other ownership interests in, Company, or grant options, warrants, calls or other rights of any kind to purchase or otherwise acquire any capital stock or other securities of, or other ownership interests in, Company;

(vii) Company shall not amend its Constituent Documents;

(viii) Company shall not acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its properties or assets;

(ix) Except in connection with the transaction contemplated by this Agreement, Company shall not incur any Liabilities outside the ordinary course of business, and Company shall pay, repay, discharge and satisfy all of its existing Liabilities as and when due;

(x) Company shall not enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person;

(xi) Company shall not enter into, amend, cancel, terminate, waive or release any Contract; provided, that the Company will be permitted to terminate the Contract(s) set forth on Schedule 6.2(a)(xi);

(xii) Company shall not subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets of, or used by, Company;

(xiii) Company shall not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xiv) Company shall not make any loans, advances or capital contributions to or investments in any Person;

(xv) Company shall not institute or settle any Legal Proceedings; and

(xvi) Company shall not agree, commit, arrange or enter into any understanding to do anything prohibited by this Section 6.2 or that would cause a breach of any representation or warranty set forth in Article IV.

(b) Prior to the Closing and until the termination of this Agreement, the Purchaser shall be responsible for the following expenses of the Company to the extent that they are due and payable during such period: (i) all amounts payable to the SEC, FINRA, CRD and any state securities agency to maintain the existing registrations of the Company and its associated persons; (ii) any regulatory fees, costs and expenses associated with the preparation and filing of the FINRA CMA to the extent incurred by Purchaser's professionals; (iii) any fees, costs and expenses related to the registration, examination or licensing of the Registered Representatives (and any other fees, costs or expenses incurred by Company in connection with its compliance with the covenants set forth in Section 6.10) to the extent incurred by Purchaser's professionals; and (iv) any fees, costs and expenses related to the annual audit of the Company's 2017 financial statements (collectively, the "**Regulatory Fees**"). To the extent such Regulatory Fees are payable

by the Company, the Purchaser shall pay such Regulatory Fees to the Company promptly after notice by the Company, and in any event before the due date for payment of such Regulatory Fees by the Company.

6.3 Regulatory and Other Authorizations; Filing of FINRA CMA.

(a) Each party hereto shall use commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Applicable Orders, Licenses, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Authorities which are required to consummate, or in connection with, the transactions contemplated by this Agreement, and the other consents, waivers, approvals, Applicable Orders, Licenses, authorizations, declarations, filings and notices set forth on Schedule 4.6 and Schedule 5.3. Each party hereto shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Requirement of Law in connection with the transactions contemplated by this Agreement. No party hereto shall knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any of such consents, waivers, approvals, Applicable Orders, Licenses, authorizations, or declarations (including the FINRA Approval) from any Governmental Authority in respect of the transactions contemplated hereby.

(b) In furtherance of the foregoing, Seller shall cause Company to prepare and file with FINRA, as soon as reasonably practicable after the date of this Agreement, but in no event later than sixty (60) Business Days after the date of this Agreement, a continuing membership application for approval of a change in ownership, control or business operations under FINRA Rule 1017 with respect to the acquisition of the Shares by Purchaser (the "**FINRA CMA**"). The FINRA CMA and all supplemental information shall be in compliance with the requirements of the FINRA rules and all other Requirements of Law. Purchaser shall furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with the preparation and filing of the FINRA CMA.

(c) Each party hereto shall promptly notify each other party of any communication such party receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, subject to applicable Requirements of Law and Applicable Orders, permit each other party to review in advance any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement. No party hereto shall agree to participate in any meeting with any Governmental Authority in respect of the FINRA CMA or any other filing, investigation (including any settlement of the investigation), litigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to Section 6.8 below, applicable Requirements of Law, privilege, Applicable Orders and FINRA authorizations, the parties hereto shall (i) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other party may reasonably request in connection with the foregoing and in obtaining FINRA Approval, and (ii) provide each other party in a timely manner with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of their staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

6.4 Further Assurances. The parties hereto agree to use commercially reasonable efforts to prepare all documentation, to effect all filings, provide all notices to and obtain at the earliest practical date all Applicable Orders, Licenses, consents, waivers, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement (including the FINRA CMA, the FINRA Approval and the other consents, waivers, approvals and notices referred to in Sections 4.6 and 5.3) and cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 Access to and Preservation of Books and Records. Purchaser shall, and shall cause Company to, retain all Books and Records for a reasonable period (not less than five (5) years) after the Closing Date, or such longer period as is required by an applicable Requirement of Law. Purchaser shall, upon reasonable notice, afford to Seller and its representatives access (including the right to copy at such requesting Person's expense) during normal business hours to such Books and Records (prior to their destruction) as Seller may reasonably request for purposes related to this Agreement or to the determination of any matter related to any period (or portion thereof) ending at or before the Closing.

6.6 Publicity. The parties hereto shall consult with each other as to the form, substance and timing of the initial public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and no such initial disclosure shall be made by any of them without the prior written consent of the others, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that each may make such disclosures as are necessary to comply with any Requirement of Law after making good faith efforts to consult with the other parties.

6.7 Notification of Certain Matters. Seller and Company shall give notice to Purchaser, and Purchaser shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by any such notifying party to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (ii) any material failure on the part of any such notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) the institution of or the threat of institution of any Legal Proceeding against any such notifying party related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.8 Confidentiality. For a period of two (2) years beginning on the date hereof, each party hereto agrees that such party shall not, and shall use reasonable efforts to ensure that all of its Agents and other authorized and designated representatives shall not, without the prior written consent of the other parties to this Agreement, use in the conduct of its business (except as contemplated by this Agreement), or submit or disclose to or file with any other Person, any confidential or nonpublic information relating to the other parties to this Agreement, including, without limitation, the terms of the transactions contemplated by this Agreement, except (i) for a disclosure that may be required, or is reasonably believed to be required, by any Requirement of Law, Applicable Order or Governmental Authority; (ii) information that is ascertainable or obtainable from public or published information through no breach of any obligation of confidentiality; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; or (iv) information independently developed by the disclosing party that is not otherwise restricted by the terms of this Agreement. Notwithstanding the foregoing, Purchaser and the Agents shall not, in the course of any investigation any of them shall deem reasonably necessary and desirable in connection with the transactions contemplated by this Agreement, be prohibited from discussing matters related to Company and the Business with others having business dealings with Company; provided, that Purchaser and its

Agents must obtain the prior written consent of Seller, which shall not be unreasonably withheld, prior to entering into any such discussions. Further, if this Agreement is terminated or rescinded, each party shall promptly return to the other party all such information belonging to such other party, and all copies thereof. If Closing occurs, this Section 6.8 shall not prohibit the Purchaser from using or disclosing confidential or nonpublic information that solely relates to the Company's Business to the extent such use or disclosure is otherwise permitted by applicable law or the terms of the Company's confidentiality obligations to third parties, but confidential or nonpublic information relating to the Seller shall remain subject to this Section 6.8.

6.9 Schedules. At any time, and from time to time between the date hereof and the Closing Date, Company and Seller shall have the right and the continuing obligation to create, modify or supplement all of the Schedules prepared by Company or Seller and referred to in this Agreement with respect to any matter arising after the date hereof that, if existing or occurring as of the date hereof, would have been required to be set forth or described in such Schedule. At any time, and from time to time between the date hereof and the Closing Date, Purchaser shall have the right and the continuing obligation to create, modify or supplement any of the Schedules prepared by Purchaser and referred to in this Agreement. Any such modifications or supplements shall be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed if the Seller, Company or Purchaser had not made such modification or supplement, and all references to any Schedule hereto which is supplemented or modified as provided in this Section 6.9 shall be deemed to be a reference to such Schedule as so supplemented or modified. With respect to any material modification of or supplement to the Schedules made by either Company or Seller, on the one hand, or Purchaser, on the other hand, the party hereto which is not modifying or supplementing the Schedules will have the right for a period of ten (10) days after such material modification or supplement is made and received by such party to terminate this Agreement.

6.10 Registered Representatives. The parties hereto agree that, upon execution of this Agreement, Company shall employ any officers or employees of the Purchaser requested by Purchaser (provided that such employment complies with all applicable Requirements of Law) (collectively, "**Registered Representatives**") to become associated persons of the Company on the following basis:

(a) The Registered Representatives shall not conduct any securities related business anywhere in the world until the Closing without the consent of the Company and Seller.

(b) The Registered Representatives or the Purchaser shall be responsible for all costs of the office out of which the Registered Representatives operate, including rent, utilities, telecommunications, office supplies, personnel, etc.

(c) The Registered Representatives or the Purchaser shall be responsible for all licensing and registration fees relating to the Registered Representatives activities as an associated person of the Company.

(d) The Company shall not be obligated to employ the Registered Representatives as an associated person at any time that doing so would violate applicable law.

(e) The Registered Representatives or the Purchaser shall be responsible for any fees the Company incurs directly as a result of the Registered Representative's association with the Company such as annual fees and testing fees.

(f) The Registered Representatives shall comply with all policies and procedures of the Company, and its code of ethics, as in effect from time to time.

(g) The Company shall have the right to terminate any Registered Representative, and shall have no obligation to rehire such Registered Representative, in the event:

(i) the Registered Representative violates any policies and procedures of the Company, or its code of ethics, and fails to cure such default within ten (10) days after written notice by the Company; or

(ii) the Registered Representative or the Purchaser fails to pay the Company any amount the Registered Representative owes to the Company within ten (10) Business Days after notice of default by the Company.

(h) The Registered Representatives and the Purchaser shall assume, pay, indemnify, hold harmless and reimburse the Company, its successors and assigns, for any and all liabilities, fines, damages, claims, suits, judgments, costs, and expenses (including reasonable and actual attorney's fees and court costs) incurred by the Company that arise out of or are related to the Registered Representative's activities as an associated person of the Company, including:

(i) any enforcement action seeking monetary fines, disgorgement, restitution, suspensions or bars filed by the SEC, FINRA, other Self-Regulatory Organization, state securities commission, or other Governmental Authority; or

(ii) any claim by a customer of the Registered Representative seeking rescission, restitution, damages or compensation for losses based on business done with such Registered Representative.

(i) Purchaser shall, and shall cause the Registered Representatives to, take all commercially reasonable efforts to satisfy the condition set forth in Section 7.2(g).

6.11 Existing Projects. If there are any Open Projects that Seller is engaged in as of the Closing Date, and upon the reasonable request of Seller, Purchaser agrees to cause the Company to continue to employ Seller for a period of up to six (6) months post-Closing or until such time as all Open Projects are completed, whichever is sooner, such that Seller can complete the Open Projects. Purchaser agrees to pay to Seller as compensation with respect to such Open Projects any revenue received by the Company after the Closing Date with respect to such Open Projects, less any applicable fees and expenses incurred by the Company after the Closing Date with respect to such Open Projects.

6.12 Tax Matters. Seller shall be responsible for and pay all federal and state income Taxes arising out of the sale of the Shares in accordance herewith. The taxable income or loss for the Company for the year in which the Closing Date occurs shall be determined based on a closing of the books as of the close of business on the Closing Date, and the Company shall elect to have an interim closing of the books of the Company for such year pursuant to Section 1377(a)(2) of the Code and Treasury Regulations Section 1.1377-1(b) as if the Company's taxable year in the year of the Closing consists of two separate taxable years, the first of which begins on January 1 of such year and ends on the Closing Date. Company, Purchaser and Seller agree to and shall execute, and file as and when required, such documents or consents as may be necessary to effect such election. All federal and state taxable income or loss arising out of the Company's operations from January 1 of the year in which the Closing occurs, and through and including the Closing Date, will be allocated to Seller pursuant to the Company's election as an "S corporation" under Code Section 1361(a). All federal and state taxable income or loss arising out of the Company's operations from and after the Closing Date will be the responsibility of Purchaser and Company (and not of Seller). Seller will be given a reasonable opportunity, and in no event less than thirty (30) days, to review, comment on and approve any income Tax Returns and Schedules K-1 that

relate to any pre-Closing period of the Company. Purchaser agrees to cause the Company to make such revisions to those Tax Returns and Schedules K-1 as are reasonably requested by Seller that (i) are not inconsistent with the past practices of the Company and (ii) are in accordance with applicable Tax law. Purchaser and Seller shall cooperate fully in connection with the filing of Company Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party's request) the provision of records, information and access to employees during working hours, in each case that are reasonably relevant to the Company's Tax Returns.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to each Party's Obligations. The obligation of each party hereto to consummate the Closing and to effect the transactions related thereto as contemplated by this Agreement is subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions:

(a) Governmental and Regulatory Approvals. All consents, waivers, approvals, Licenses, authorizations and declarations from, filings and registrations with, and notifications to, all Governmental Authorities required to effect the transactions related to the Closing as contemplated by this Agreement shall have been obtained or made and shall be in full force and effect, and all waiting periods required by any Requirement of Law shall have expired.

(b) FINRA Approval. Written approval shall have been received from FINRA with respect to the FINRA CMA

(c) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Requirement of Law or Applicable Order (whether temporary, preliminary or permanent), and no Legal Proceeding shall be pending or threatened before any Governmental Authority, which would prevent the performance of this Agreement or the transactions related to the Closing as contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or adversely affect Purchaser or Company.

7.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Closing and to effect the transactions related to the Closing as contemplated by this Agreement are subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing, of the following additional conditions:

(a) Company's and Seller's Representations and Warranties. The representations and warranties made by Company and Seller in Article IV shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations or warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and Purchaser shall have received a signed certificate from an officer of Company to the foregoing effect.

(b) Performance of Obligations. Each of Company and Seller shall have performed or complied with, in all material respects, all of their respective covenants and agreements set forth in this Agreement to the extent required at or prior to the Closing, including delivery of the

documents set forth in Section 3.1(b); and Purchaser shall have received a signed certificate of an officer of Company to the foregoing effect.

(c) Consents. All consents or approvals of all Persons, including Governmental Authorities, necessary for the proper consummation of the transactions described in this Agreement related to the Closing, including those set forth on Schedule 4.6, shall have been obtained and shall be in full force and effect.

(d) Material Adverse Effect. No event or events shall have occurred since the date of this Agreement which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(e) Powers of Attorney and Stock Certificates. Purchaser shall have received the Stock Powers and the certificates representing the Shares.

(f) Approval of Supplements to Schedules. Purchaser shall have reviewed and approved in its reasonable discretion all supplements to the Schedules prepared by Company or Seller pursuant to Section 6.9; provided, that Purchaser will be deemed to have approved any supplement or modification to the Schedules pursuant to Section 6.9 and this Section 7.2(f) to the extent that it does not elect to terminate this Agreement within ten (10) days of its receipt of any such material supplement or modification, as is required in order to exercise its right to terminate this Agreement pursuant to Section 6.9.

(g) Licensing Examinations. At least one (1) owner or employee of Purchaser shall have taken and passed the FINRA General Securities Principal Qualification Examination (Series 24) and either the FINRA General Securities Representative Examination (Series 7) or the FINRA Corporate Securities Representative Examination (Series 62).

(h) Minimum Net Capital. At the Closing, the total amount of immediately available funds on deposit in the Net Capital Accounts shall be not less than the Minimum Net Capital.

7.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Closing and to effect the transactions related to the Closing contemplated by this Agreement is subject to the fulfillment (or written waiver by Seller), at or prior to the Closing, of the following additional conditions:

(a) Purchaser's Representations and Warranties. The representations and warranties made by Purchaser in Article V shall be true and correct on and as of the Closing Date with the same effect as though such representations or warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); and Seller shall have received a signed certificate of an officer of Purchaser to the foregoing effect.

(b) Performance of Obligations. Purchaser shall have performed all of its covenants and agreements set forth in this Agreement to the extent required at or prior to the Closing, including delivery of the Purchase Price and the documents set forth in Section 3.1(c); and Seller shall have received a signed certificate of an officer of Purchaser to the foregoing effect.

(c) Consents. All consents or approvals of all Persons, including Governmental Authorities, necessary for the proper consummation of the transactions described in this Agreement related to the Closing, including those set forth on Schedule 5.3, shall have been obtained and shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival Period.

(a) All representations, warranties, agreements, covenants and obligations made or undertaken by Company and Seller in this Agreement or the Seller Documents are, whether specified as such or not, the joint and several representations, warranties, agreements, covenants and obligations of Company and Seller and have been relied upon by Purchaser. The representations and warranties made by Company and Seller in this Agreement or the Seller Documents shall survive the Closing, and shall not merge in the performance of any obligation by any party, until the date that is twelve (12) months after the Closing Date. Seller shall not have any liability with respect to claims first asserted in connection with any breach or inaccuracy in any representation or warranty after the end of the survival period. The agreements, covenants and obligations contained herein shall survive the Closing to the extent necessary to give effect to their respective terms.

(b) All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or the Purchaser Documents have been relied upon by Company and Seller, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party. The representations and warranties made by Purchaser in this Agreement or the Purchaser Documents shall survive the Closing until the date that is twelve (12) months after the Closing Date. Purchaser shall not have any liability with respect to claims first asserted in connection with any breach or inaccuracy in any representation or warranty after the end of the survival period. The agreements, covenants and obligations contained herein shall survive the Closing to the extent necessary to give effect to their respective terms.

8.2 Indemnification for the Benefit of Purchaser. Subject to the limitations contained in this Article VIII, Seller shall defend, indemnify and hold Purchaser (and after the Closing, Company), any Affiliate of Purchaser (including after the Closing, Company), and their respective shareholders, directors, officers, employees, counsel, agents, successors and assigns (collectively, the "**Purchaser Indemnified Parties**"), harmless from and against any and all Losses asserted against, imposed upon or incurred by Purchaser Indemnified Parties, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

(a) any breach of or inaccuracy in any representation or warranty of Company or Seller contained in this Agreement, any Seller Document or any certificate, document or instrument delivered by or on behalf of Company or any Seller pursuant to this Agreement;

(b) any breach of any covenant or obligation of Company or Seller contained in this Agreement, any Seller Document or any certificate, document or instrument delivered by or on behalf of Company or Seller pursuant to this Agreement;

(c) any and all Liabilities of Company or Seller arising from activities of the Company prior to the Closing Date (including the covenants and obligations of Company or

Seller relating to Open Projects); provided, that Seller will not have any Liability with respect to any acts or omissions of Seller which are taken at the request of Purchaser hereunder or which are not the responsibility of Seller (or, prior to Closing, the Company) under Section 6.10; and

(d) any and all Liabilities of the Company or Seller described in Schedule 4.18 hereto.

8.3 Indemnification for the Benefit of Seller. Subject to the limitations contained in this Article VIII, Purchaser shall defend, indemnify and hold Seller and their respective heirs, beneficiaries, successors in interest and assigns (collectively, the "**Seller Indemnified Parties**"), harmless from and against any and all Losses asserted against, imposed upon or incurred by Seller Indemnified Parties, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

(a) any breach of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement, any Purchaser Document or any certificate, document or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;

(b) any breach of any covenant or obligation of Purchaser contained in this Agreement, any Purchaser Document or any certificate, document or instrument delivered by or on behalf of Purchaser pursuant to this Agreement (including the covenants and obligations of Purchaser and the Registered Representatives set forth in Section 6.10); and

(c) any and all Liabilities of Company that (i) relate to events that first occur after, and are first to be paid or performed after, the Closing Date, and that are not caused by the acts or omissions of Seller or (ii) which are not the responsibility of the Seller under Section 6.10.

8.4 Limitation of Seller Liability. Notwithstanding anything in Section 8.2 to the contrary, the Seller's maximum liability under Section 8.2 shall be the amount of $75,000. Furthermore, Seller shall not be liable for any amount under Section 8.2 except to the extent the aggregate amount of the liability exceeds $5,000. Notwithstanding the foregoing, there shall be no minimum or maximum limits with regard to the following Losses: (i) any Loss relating to an Open Project and (ii) any liability of the Seller or Company for any amount payable pursuant to Schedule 4.18 or any contract or obligation that should have been disclosed on Schedule 4.18.

8.5 Disclosed Losses. The amount of any Loss payable pursuant to Section 8.2 to any Purchaser Indemnified Party will be reduced to the extent such Loss is reflected as an accrued liability in the determination of Shareholders' Equity.

8.6 Notice. Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim, the amount thereof, and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (a) the expiration of the 30 day response period (unless reasonably necessary to protect or preserve the rights of the party seeking indemnification), or (b) thirty (30) days following the termination of the 30 day response period if a response, received within such 30 day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30 day cure period). If such demand is based on a claim by a Third Party, the indemnifying party shall have

the right to assume entire control of the defense thereof including, at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a Third Party; provided, that any such settlement or resolution contemplated by the Seller, as the indemnifying party, that involves any action by the Purchaser other than the payment of money (which is paid in full by the Seller) shall not be concluded without the prior written approval of the Purchaser; and, provided further, that any such settlement or resolution contemplated by the Purchaser, as the indemnifying party, that involves any action other than the payment of money (which is paid in full by the Purchaser) shall not be concluded without the prior written approval of the Seller.

8.7 Exclusive Remedy. The remedies provided in this Article VIII shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No party (and no Affiliate of any party) may commence any suit, action or proceeding against any other party hereto with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party's express rights under this Article VIII.

8.8 Net Losses. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an indemnified party will be calculated after giving effect to any insurance proceeds received by the indemnified party (or any of its Affiliates) with respect to such Losses and any recoveries obtained by the indemnified party (or any of its Affiliates) from any other Third Party, net of any expenses and increases in applicable premiums related to the recovery of such proceeds. Each indemnified party will use, and will cause their respective Affiliates to use, good-faith commercially reasonable efforts to obtain such proceeds and recoveries, but such obligation shall not entitle an indemnifying party to delay payment of any Loss which it is obligated to pay. If any such proceeds or recoveries are received by an indemnified party (or any of its Affiliates) with respect to any Losses after an indemnifying party has made a payment to the indemnified party with respect thereto, the indemnified party (or such Affiliate) will pay to the indemnifying party the aggregate amount of such proceeds or recoveries received by the indemnified party (or such Affiliate), provided that for purposes of determining how much an indemnified party may be required to reimburse an indemnifying party hereunder if only a portion of the Loss was subject to indemnification (by, for example, application of the minimum and maximum limits on indemnification described in Section 8.4 herein), any recoveries on the Loss from third parties shall be allocated first to the portion of the Loss for which the indemnifying party was not obligated to indemnify the indemnified party. With respect to any Losses incurred or suffered by an indemnified party, no liability will attach to the indemnifying party in respect of any Losses to the extent that the same Losses have been recovered by the indemnified party from a third party; accordingly, the indemnified party may only recover once in respect of the same Loss.

ARTICLE IX

OTHER MATTERS

9.1 Waiver; Amendment. Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by Purchaser, Company and Seller or, in the case of a waiver, by the party or parties that would have benefited by the provision waived. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any

provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.2 Transaction Expenses. Each party shall be solely responsible for and shall bear its costs and expenses, including expenses and fees of legal counsel, accountants, financial advisors, investment bankers and brokers, incurred at any time in connection with the inspection or investigation of Company and the Business, the negotiation of the terms and conditions contained in this Agreement and all agreements related hereto, obtaining any approvals necessary to consummate the transactions contemplated herein (including preparing, filing and prosecuting the FINRA CMA), or otherwise incurred in the consummation of the transactions contemplated hereby and thereby (collectively, the "**Transaction Expenses**"), except that the Purchaser shall be responsible for paying the Regulatory Fees.

9.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and, if mailed by prepaid first class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next Business Day following delivery to such courier. Finally, notices hereunder may be delivered by electronic mail transmission, return receipt requested, and if sent by electronic mail transmission, such notice shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following such transmission and receipt. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

if to Purchaser, to:

Global Bridge Capital, Inc.
30 Wall Street, 8th Floor
New York, NY 10005
Attn: Tan Yu Chai
Email: william@gbcapital.co and jeremy@gbcapital.co

with a copy to:

Davis Gillett Mottern & Sims, LLC
1230 Peachtree Street, N.E.
Suite 2445
Atlanta, Georgia 30309
Attention: Robert J. Mottern
Fax: 678-840-2126
E-mail: bmottern@investmentlawgroup.com

if to Seller to:

Phillip Huber
125 Montrose Drive
Durham, NC 27707

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607
Attention: Todd H. Eveson and Jack R. Magee
Fax: 919-781-4865
E-mail: teveson@wyrick.com and jmagee@wyrick.com

unless and until notice of another or different address shall be given as provided herein.

9.4 Entire Understanding. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VIII hereof, the other parties entitled to be indemnified hereunder, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment in violation of this Section 10.5 shall be void; provided, that this Agreement (including the rights, interests and obligations hereunder) may be assigned by Purchaser to any Affiliate of Purchaser, any Person from which Purchaser or any of its Affiliates has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the capital stock or the assets of Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.6 Specific Performance. Without limiting or waiving in any respect any rights or remedies of a party under this Agreement now or hereafter existing at law in equity or by statute, each of the parties hereto shall be entitled to such specific performance of the obligations to be performed by the other parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. Any signature pages of this Agreement transmitted by facsimile or email transmission shall have the same legal effect as an original executed signature page.

9.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina, without regard to conflicts of laws principles that would require the application of any other law.

9.9 Consent to Jurisdiction. **EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN OR NEAREST TO THE CITY OF RALEIGH, NORTH CAROLINA WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS SUCH COURT DEEMS APPROPRIATE. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 9.3 OF THIS AGREEMENT AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR FIVE BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.**

9.10 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY MAY SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 9.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 9.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any provision is invalid, illegal or incapable of being enforced, (i) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Breaches. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the

same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER:

Global Bridge Capital, a Delaware corporation

____
By: Tan Yu Chai, Chief Executive Officer

SELLER:

____
By: Phillip David Huber

COMPANY:

C.E. Hutchison & Company, a North Carolina corporation

By:_____________________________________
Phillip David Huber, President

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER:

Global Bridge Capital, a Delaware corporation

____
By: Tan Yu Chai, Chief Executive Officer

SELLER:

____
By: Phillip David Huber

COMPANY:

C.E. Hutchison & Company, a North Carolina corporation

By:____________________________________
Phillip David Huber, President

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER:

Global Bridge Capital, a Delaware corporation

____
By: Tan Yu Chai, Chief Executive Officer

SELLER:

____
By: Phillip David Huber

COMPANY:

C.E. Hutchison & Company, a North Carolina corporation

By:______________________________________
Phillip David Huber, President

Schedule 4.6

Governmental and Third Party Consents

1. Filing of the FINRA CMA

2. FINRA Approval

Schedule 4.8

Company Balance Sheet as of July 31, 2017

See attached.

-

1:23 PM

08/17/17

Accrual Basis

The Hutchison Company
Balance Sheet
As of July 31, 2017

	Jul 31, 17
ASSETS	
Current Assets	
Checking/Savings	
C.E Hutchison & Company	8,497.19
Total Checking/Savings	8,497.19
Total Current Assets	8,497.19
TOTAL ASSETS	**8,497.19**
LIABILITIES & EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
Accounts Payable	-0.10
Total Accounts Payable	-0.10
Total Current Liabilities	-0.10
Total Liabilities	-0.10
Equity	
Additional Paid in Capital	378,332.64
Capital Stock	50,000.00
Retained Earnings	-265,573.42
Shareholder Distributions	-135,000.00
Net Income	-19,261.93
Total Equity	8,497.29
TOTAL LIABILITIES & EQUITY	**8,497.19**

Schedule 4.13

Certain Broker-Dealer Matters

(c) List of Registrations:

Name	CRD #	Licenses	State
The Company	149442	SEC-8-68143	North Carolina
Phillip D. Huber	1753541	FINRA Registrations (Series 7, 24, 63,79, 28)	North Carolina

(e) Minimum Net Capital Bank Account:

Name	Account #
BNC Bank, Thomasville, NC	1005693

(i) Blanket Broker-Dealer Fidelity Bond:

None.

Schedule 4.15

<u>Taxes</u>

None.

Schedule 4.17

Banks and Financial Institutions

Name	Account #	Location
BNC Bank	1005693	Thomasville, NC

Seller is the only person authorized to draw on the account listed above or with access thereto.

Schedule 4.18

Brokers or Finders

The Company will pay a brokerage fee to Securities Compliance Management, Inc. in connection with the Closing.

Schedule 5.3

Purchaser Governmental and Third Party Consents

None.

Schedule 6.2(a)(i)

Open Projects

None.

Schedule 6.2(a)(xi)

Terminable Contracts

Office Lease Agreement by and between the Company and 1200 Broad Street, LLC (month-to-month)